UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): MAY 21, 2008

MESA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-15495	85-0302351
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
410 North 44th Street, Suite 100
Phoenix, Arizona, 85008
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (602) 685-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURES

Item 8.01 Other Events.
     Given the nature of the events described herein, Mesa Air Group, Inc. (the “Company” or “Mesa”) is filing this Current Report on Form 8-K to update its security holders with respect to possible material events involving the Company and the affect these events could have on the Company’s results of operations and prospects.
Introduction
     In the past few weeks the Company has announced the resolution of its litigation with Hawaiian Airlines, an agreement to return certain aircraft to Raytheon Aircraft Company, shareholder approval of its proposal to issue shares of common stock to those 2023 noteholders who may elect to put their notes to the Company in June 2008, and agreements with certain noteholders to defer their put right until January 2009. Notwithstanding such corporate events, the Company believes that if the Company’s litigation with Delta Air Lines, Inc. (“Delta”) does not result in a favorable ruling for the Company, such outcome would have a material adverse effect on the Company’s operations. The impact of the Delta litigation on the Company’s operations is discussed in more detail below.
Purported Termination of Material Contract
     On April 1, 2008, the Company announced that on March 28, 2008, Delta had notified the Company of its intent to terminate the Delta Connection Agreement among Delta, the Company, and its wholly-owned subsidiary, Freedom Airlines, Inc. (“Freedom”), dated as of May 3, 2005 (as amended, the “Connection Agreement”). The Connection Agreement includes, among other arrangements, the Company’s agreement to operate 34 model ERJ-145 regional jets leased by the Company (the “Lease Agreements”) utilizing Delta’s name. In fiscal 2007, the Connection Agreement accounted for approximately 20% of the Company’s 2007 total revenues. Delta seeks to terminate the Connection Agreement as a result of Freedom’s alleged failure to maintain a specified completion rate with respect to its ERJ-145 Delta

Connection flights during three months of the six-month period ended February 2008. The Company vehemently denies there is any basis for terminating the Connection Agreement and is vigorously defending its rights thereunder.
     On April 7, 2008, the Company filed a lawsuit against Delta alleging breach of the Connection Agreement and seeking specific performance by Delta of its obligations thereunder. On May 9, 2008, the Company filed a motion for a preliminary injunction in the U.S. District Court for the Northern District of Georgia against Delta to prevent its wrongful termination of the Delta Connection Agreement. The hearing for this matter is scheduled to commence on May 27 and end on May 29, 2008. The Company anticipates a ruling to be issued by the Court upon completion of such proceedings.
     If Delta is successful in terminating the Connection Agreement, the Company believes it will be unable to redeploy the 34 ERJ-145 aircraft in a timely manner, or at the lease rates the Company receives under the Connection Agreement in the event of any redeployment of such aircraft. In addition to losing approximately $20 million per month in revenue (or approximately $960 million over the next four years), the Company estimates that leasing costs, labor and other costs totaling approximately $250 to $300 million over the next four years would be incurred by the Company. As a result, the Company’s cash flows from operations and its available working capital would be insufficient to meet these cash requirements, including its obligations under the Lease Agreements, which will result in defaults thereunder. In the absence of obtaining additional capital through equity or debt financings, asset sales, consensual restructuring of debt and lease terms and/or similar measures, the Company will be unable to remedy such defaults and will experience additional defaults in the future. Any such defaults would then trigger other defaults under other existing agreements, which would be material to the operational cash flows of the Company. The Lease Agreements are subject to termination in the event of default, and the Company’s obligations under such leases may be accelerated in the event of a continuing default. In such event, the Company’s financial condition would require that the Company seek protection under applicable U.S. reorganization laws in order to avoid or delay actions by its lessors, creditors and code-share partners, which could materially adversely affect the Company’s ability to continue as a going concern.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MESA AIR GROUP, INC.

Date: May 21, 2008	By:	/s/ Brian S. Gillman

	Name:	Brian S. Gillman
	Title:	Executive Vice President, General Counsel &
Secretary